Exhibit 99.2

EKR Holdings, Inc. and Subsidiary

Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended March 31, 2012 and 2011

EKR Holdings, Inc. and Subsidiary

Index

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

Page(s)

Consolidated Balance Sheets as of March 31, 2012 (Unaudited) and December 31, 2011	3
Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2012 and 2011 (Unaudited)	4
Consolidated Statements of Changes in Redeemable Convertible
Preferred Stock and Common Stockholders’ Equity for the three months ended March 31, 2012 (Unaudited)	5
Consolidated Statements of Cash Flows for the three months ended March 31, 2012 and 2011 (Unaudited)	6
Notes to Consolidated Financial Statements (Unaudited)	7–26

EKR Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$45,059,983	$46,467,415
Accounts receivable, net	11,518,506	10,170,916
Inventories	13,623,404	10,343,025
Prepaid expenses and other current assets	2,024,801	4,767,142
Prepaid Taxes	6,138,933	2,517,994
Current deferred tax asset	6,945,497	7,548,928

Total current assets	85,311,124	81,815,420
Property and equipment, net	940,940	998,545
Intangibles, net	—	81,684
Noncurrent deferred tax asset	22,952,283	26,430,173
Other assets	147,461	147,461

Total assets	$109,351,808	$109,473,283

Liabilities and Redeemable Covertible Preferred Stock and Common Stockholders’ Equity
Current liabilities
Accounts payable	$3,708,176	$2,358,907
Accrued expenses	23,179,539	23,826,021
Warrant liability	301,598	301,598

Total current liabilities	27,189,313	26,486,526
Long term liabilities
Deferred credit	9,830,548	11,487,106

Total liabilities	37,019,861	37,973,632

Redeemable convertible preferred stock
Series D redeemable convertible preferred stock, $0.001 par value; 26,472,500 shares authorized and issued; 20,705,212 shares outstanding at March 31, 2012 and December 31, 2011. (liquidation preference of $50,095,646 and $49,267,437 at March 31, 2012 and December 31, 2011, respectively)	49,969,089	49,109,243

Series C redeemable convertible preferred stock, $0.001 par value; 7,368,667 shares authorized; 7,048,667 shares issued; 5,513,043 shares outstanding at March 31, 2012 and December 31, 2011. (liquidation preference of $12,980,762 and $12,774,023, at March 31, 2012 and December 31, 2011, respectively)	12,983,705	12,746,104

Series B redeemable convertible preferred stock, $0.001 par value; 5,849,246 shares authorized and issued; 4,574,931 shares oustanding at March 31, 2012 and December 31, 2011. (liquidation preference of $7,666,488 and $7,551,906, at March 31, 2012 and December 31, 2011, respectively)	7,708,531	7,551,906

Series A contingently redeemable convertible preferred stock, $0.01 par value, 750,000 shares authorized and issued; 586,606 shares outstanding at March 31, 2012 and December 31, 2011.	586,606	586,606

Common stockholders’ equity
Common Stock	10,427	10,423
Additional paid-in capital	307,817	268,155
Retained earnings	765,772	1,227,214

Total common stockholders’ equity	1,084,016	1,505,792

Total liabilities, redeemable convertible preferred stock, and common stockholders’ equity	$109,351,808	$109,473,283

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue
Net revenue	$15,667,027	$15,363,959
Costs and expenses
Cost of goods sold (exclusive of depreciation and amortization shown below)	2,222,316	2,533,926
Selling and marketing	5,447,521	4,396,335
General and administrative	3,794,416	3,249,957
Research and development	2,725,679	579,475
Depreciation and amortization	197,504	329,706

Total costs and expenses	14,387,436	11,089,399

Income from operations	1,279,591	4,274,560
Interest expense	—	(153,880)
Interest income	28,785	92,946
Other income	17,975	—
Other expense	(80,962)	—

Income before provision for income taxes	1,245,389	4,213,626
Provision for income taxes	494,867	4,746,822

Net income (loss)	$750,522	$(533,196)

Comprehensive income (loss)	$750,522	$(533,196)

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Consolidated Statements of Redeemable Convertible Preferred Stock and Common Stockholders’ Equity for the three months ended March 31, 2012 (Unaudited)

	Series D Convertible Preferred Stock $.001 Par value		Series C Convertible Preferred Stock $.001 Par value		Series B Convertible Preferred Stock $.001 Par value		Series A Contingently Redeemable Preferred Stock $.001 Par value		Common Stock $.001 Par value
											Additional		Total Common
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Retained Earnings	Stockholders’ Equity

Balance at January 1, 2012	20,705,212	$49,109,243	5,513,043	$12,746,104	4,574,931	$7,551,906	586,606	$586,606	11,754,489	$10,423	$268,155	$1,227,214	$1,505,792

Stock based compensation											81,774		81,774
Issuance of Common stock									3,125	4	(3)		1
Exercise of Options													—
Accretion on redeemable convertible preferred stock		859,846		237,601		156,625					(42,109)	(1,211,964)	(1,254,073)
Net Income												750,522	750,522

Balance at March 31, 2012	20,705,212	$49,969,089	5,513,043	$12,983,705	4,574,931	$7,708,531	586,606	$586,606	11,757,614	$10,427	$307,817	$765,772	$1,084,016

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities
Net income (loss)	$750,522	$(533,196)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	197,504	329,706
Stock based compensation	81,774	69,601
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(1,347,590)	145,383
Increase in inventory	(3,280,379)	(2,172,227)
(Increase) decrease in prepaid expenses and other current assets	(878,598)	543,992
Decrease in deferred tax assets	4,081,321	3,123,170
Increase (decrease) in accounts payable and accrued expenses	747,895	(3,765,593)
Increase in taxes payable	—	765,669

Net cash provided by (used in) operating activities	352,449	(1,493,494)

Cash flows from investing activities
Purchases of property and equipment	(58,216)	(168,864)
Sale of investments	—	3,750,000
Contingent payments related to PDL acquistion	(1,701,665)	(1,566,241)

Net cash (used in) provided by investing activities	(1,759,881)	2,014,895

Net cash provided by financing activities	—	—

Net increase (decrease) in cash and cash equivalents	(1,407,432)	521,401

Cash and cash equivalents
Beginning of period	46,467,415	53,453,923

End of period	$45,059,983	$53,975,324

The accompanying notes are an integral part of these consolidated financial statements.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

1.	Description of the Business

In June 2005, EKR Therapeutics Incorporated (“EKR NJ”) was incorporated as a New Jersey “C” corporation. EKR NJ was formed to market and sell pharmaceutical products and healthcare services. In February 2006, EKR Therapeutics, Inc. (“EKR”) was incorporated as a Delaware “C” corporation. In March 2006, EKR NJ merged with and into EKR, with EKR as the surviving corporation.

EKR Holdings, Inc. (“Holdings”) was organized under the laws of the State of Delaware on February 5, 2008. On March 7, 2008, Holdings acquired EKR, making EKR a wholly owned subsidiary of Holdings. Holdings created a new class of Series D Preferred Stock. All of the outstanding shares of Series A, Series B and Series C Preferred Stock of EKR were exchanged for Series A, Series B and Series C Preferred Stock of Holdings, in conjunction with this merger and the Company’s Series D Preferred Stock financing. Holdings and its wholly owned subsidiary, EKR, will be referred to collectively as “the Company”.

On February 4, 2008, the Company entered into an Asset Purchase Agreement (the “PDL Asset Purchase Agreement”) with PDL BioPharma, Inc. (“PDL”). Pursuant to the PDL Asset Purchase Agreement, on March 7, 2008, the Company acquired certain tangible and intangible assets and assumed liabilities from PDL (“PDL Aquisition”) pursuant to which the Company acquired the rights to PDL’s cardiovascular products, consisting of Cardene® I.V. (Nicardipine Hydrochloride), Cardene SR and new formulations of Cardene in development, as well as Retavase® (Reteplase) and the development product Ularitide. The acquisition was accounted for as a business combination in the consolidated financial statements (See Note 4).

On July 31, 2008, the Company received regulatory approval to market its Cardene RTU product which was in development at the time of the PDL Acquisition.

During 2011, the Company also marketed its Gelclair® and DepoDur® products which it acquired in 2006 and 2007, respectively. Gelclair is a bio-adherant gel for the management and relief of pain resulting from Oral Mucositis and was licensed from Helsinn Healthcare (“Helsinn”) of Lugano, Switzerland. DepoDur is an epidurally administered extended release morphine which is used to manage post-operative pain in major surgeries and was licensed from Pacira Pharmaceuticals (“Pacira”) of San Diego, California. (See Note 12 for discussion on license terminations.)

On May 14, 2012 the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Cornerstone Therapeutics, Inc. (“Cornerstone”) and Stone Acquisition Sub, Inc., a wholly owned subsidiary of Cornerstone. On June 26, 2012, the merger contemplated by the Merger Agreement (the “Merger”) was completed. See Note 14 for additional details regarding the Merger.

2.	Summary of Significant Accounting Policies

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The significant accounting policies followed are described below.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

(a)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Holdings and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

(b)	Interim Financial Statements

The accompanying unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of these financial statements. The consolidated balance sheet at December 31, 2011 has been derived from the Company’s audited consolidated financial statements for the year ended December 31, 2011, and these financial statements should be read in connection with those financial statements.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with GAAP have been omitted. It is suggested that these financials statements be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2011.

Operating results for the three-month periods ended March 31, 2012 and 2011 are not necessarily indicative of the results for the full year.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The Company’s most significant estimates relate to provision for returns, chargebacks, allocation of purchased assets, amortization and recoverability of intangible assets, valuation of pre-launch inventory, the value of options and warrants granted or issued by the Company, deferred tax valuation allowance, and contingencies. These estimates and assumptions are based upon available information and directly affect reported amounts. Actual results could differ from those estimates.

(d)	Risks and Uncertainties

The Company is subject to all of the risks inherent in an early stage business in the specialty pharmaceutical industry. These risks include, but are not limited to, limited operating history, limited senior management resources, rapidly changing business environments, reliance on third parties for inventory management and manufacturing, the competitive nature of the industry, and uncertainty regarding the protection of proprietary intellectual properties.

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments. The Company places its cash with high credit quality financial institutions. These balances, as reflected in the financial institution’s records, are insured in the U.S. by the Federal Deposit Insurance Corporation for up to $250,000. As of March 31, 2012, the Company maintained balances in excess of the federally insured limits.

(e)	Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The carrying amount of all convertible preferred stock is recorded below their liquidation values (See Note 9). The fair value of the Company’s outstanding preferred securities is not readily determinable since there is no market for such securities.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

(f)	Revenue Recognition

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition, and utilizes the following criteria to determine appropriate revenue recognition: persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed and determinable and collection is reasonably assured. The Company recognizes revenue upon delivery of products to the customer, which it ships FOB Destination.

ASC 605, Revenue Recognition, further provides that revenue shall be recognized at the time of sale only if all of the following conditions are met: price is substantially fixed or determinable at the date of sale, the buyer has paid the seller or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, the buyer acquiring the product for resale has economic substance apart from that provided by the seller, the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer and the amount of future returns can be reasonably estimated. If we are unable to reasonably estimate the amount of future returns due, for example, to a new product launch where historical information is not available, we defer revenue until the products are sold through from the wholesaler to the end-user.

The Company’s returns policy allows its customers to return unused stocks of product within six months prior to and twelve months after expiry. In order to estimate product returns, we monitor the remaining shelf life of the product when shipped to customers, actual product returns by lot and estimated inventory levels in the wholesale channel. By analyzing these factors, the Company estimates the quantity and value of goods which might ultimately be returned due to expiry and records a return reserve at the time the revenue is recognized.

The Company records product sales net of the following significant categories of product sales allowances: product returns, chargebacks, product rebates, cash discounts, and wholesaler distribution fees.

(g)	Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

(h)	Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts, allowance for cash discounts, and actual returns and chargebacks. The Company records its allowance for doubtful accounts by applying the historical collection percentages to its aged accounts receivable balances. The Company ages its accounts receivable based on its terms of sales. At March 31, 2012 and December 31, 2011, the Company had no allowance for doubtful accounts. The Company has not experienced significant write offs of receivables to date.

A significant portion of the Company’s product sales are to wholesalers in the pharmaceutical industry. The Company monitors the creditworthiness of customers to whom it grants credit terms and has not experienced significant credit losses. The Company does not normally require collateral or any other security to support credit sales.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

(i)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Inventories consist of finished products held for sale, as well as active pharmaceutical ingredients used in the production of finished products. Inventory costs are based on management’s judgment of probable future commercial use and net realizable value. The Company continually evaluates and provides reserves for inventory on hand that is in excess of expected future demand or that is not expected to meet approved or anticipated specifications.

Pre-launch inventories are capitalized prior to regulatory approval if the Company considers that it is probable that the U.S. Food and Drug Administration (“FDA”) or another regulatory body will grant commercial and manufacturing approval for the relevant product, and it is probable that the value of capitalized inventories will be recovered through commercial sale (“pre-launch inventories”). Each product application submitted to the FDA is made with the expectation that: (i) the Company will validate our process for manufacturing the applicable product within the specifications that have been or will be approved by the regulatory authority, and (ii) the cost of the inventory will be recovered from the commercialization of our product.

The accumulation of pre-launch inventory involves risks such as (i) the applicable regulatory authority may not approve such product(s) for marketing on a timely basis, if ever, (ii) approvals may require additional or different testing and/or specifications than what was performed in the manufacture of such pre-launch inventory, and (iii) material may be damaged in the manufacturing process, rendering it unsalable. If any of these risks were to materialize and the launch of such product was significantly delayed, the Company may have to write off all or a portion of such pre-launch inventory and such amounts could be material.

The Company’s capitalized pre-launch inventories were $6,618,428 and $3,630,615 as of March 31, 2012 and December 31, 2011, respectively.

(j)	Concentration of Supply

The Company has limited sources of supply for raw materials for its products. The Company attempts to mitigate the risk of supply interruption by maintaining adequate safety stock of raw materials and by scheduling production runs to create safety stock of finished goods. The Company has long-term minimum commitments for certain finished goods production and raw materials (see Note 12).

(k)	Intangible Assets

The Company records intangible assets at cost or fair market value of the consideration given. Intangible assets are amortized over their useful life. The Company uses an accelerated method of amortization which is based upon the expected future cash flows of the asset, or the straight-line method when appropriate. The Company periodically evaluates the useful life of the intangible assets and, if necessary, reassesses the amortization period. Intangible assets include license agreements and the value of acquired product rights.

(l)	Long-Lived Assets

The Company performs a review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. The Company’s estimates of projected cash flows are dependent on many factors, including general economic trends, contract terms, patent expirations and technological developments. It is reasonably likely that future cash flows associated with the Company’s intangible assets may exceed or fall short of its current projections, in which case a different amount for impairment would result. If the Company’s actual cash flows exceed its estimates of future cash flows, any impairment charge would be greater than needed. If the Company’s actual cash flows are less than its estimated cash flows, the Company may need to recognize additional impairment charges in future periods, which would be limited to the carrying amount of the intangible assets.

(m)	Income Taxes

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from carrying amounts of the Company’s assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion of the deferred tax assets will not be realized.

(n)	Accounting for Stock-Based Compensation

The Company measures the compensation costs for all share-based awards made to the Company’s employees and directors, including stock options, based on fair values on the date of grant. The fair value of stock options is estimated using the Black-Scholes option-pricing model. Pre-vesting forfeitures are estimated in the determination of total stock based compensation cost based on Company experience. The value of the portion of the award that is ultimately expected to vest is expensed ratably over the requisite service period as compensation expense in the consolidated statement of comprehensive income (loss). For awards that limit performance requirements to continuing service, the Company uses the straight-line method to amortize compensation cost for the full award to expense over their vesting period.

(o)	Research and Development

Research and Development costs include fees and costs paid to external service providers to support efforts to achieve regulatory approval for new development processes and qualification of new product manufacturers. These costs also include the cost of materials purchased for use in product development activities prior to receiving regulatory approval, if an alternative future use is not established. Research and development costs are charged to expense as incurred.

For the three months ended March 31, 2012, the Company recorded research and development expense of $2.7 million related to product development activities prior to receiving regulatory approval of its Retavase product. These costs consisted of $1.1 million of development and consulting fees paid to third parties, $1.4 million of materials to be consumed in testing and $0.2 million of materials that were damaged in the manufacturing processes and were therefore no longer deemed saleable.

For the three months ended March 31, 2011, the Company’s research and development expense of $0.5 million related to costs incurred in connection with product development activities prior to receiving regulatory approval of its Retavase product, as well as costs incurred to qualify a new active pharmaceutical ingredient (“API”) source for the Cardene I.V. product.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

(p)	Purchase Accounting

Intangible assets have been recognized separately from goodwill if they arose from contractual or legal rights (regardless of whether those rights are transferable or separable from the acquired entity), or if they were separable (capable of being divided from the acquired entity and sold, transferred, rented or exchanged). The excess of the cost of the acquired entity over the net amounts assigned to assets acquired and liabilities assumed is required to be classified as goodwill. In the case of the PDL Acquisition (Note 4), the amounts assigned to assets acquired and liabilities assumed exceeded the cost of the acquired entity, therefore negative goodwill was recorded as a deferred credit.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) as codified under ASC 805. SFAS 141(R) requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values and changes other practices under SFAS No. 141, Business Combinations (“SFAS 141”). SFAS 141(R) was effective for fiscal years beginning after December 15, 2008. The provisions of SFAS 141(R) impacted the Company’s financial statements when the Company was a party to a business combination on or after January 1, 2009.

(q)	Recent Accounting Pronouncements

In May 2011, the FASB issued updated accounting guidance related to fair value measurements and disclosures that result in common fair value measurements and disclosures between U.S. GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the application of existing fair value measurement requirements, in addition to other amendments that change principles or requirements for measuring fair value and for disclosing information about fair value measurements. This guidance is effective for annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

3.	Fair Value Measurements

The Company held certain investments that are required to be measured at fair value on a recurring basis. The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, approximated their fair values as of March 31, 2012 and December 31, 2011 due to the short-term nature of these financial instruments and are considered Level 1 investments. Level 1 investments are investments where there are quoted prices in active markets for identical assets or liabilities. The fair value of cash and cash equivalents using Level 1 measurements were $45,059,983 and $46,467,415 at March 31, 2012 and December 31, 2011, respectively.

As of March 31, 2012, the Company had a warrant liability of $301,598 for warrants to purchase 159,999 shares of Series C preferred Stock at an exercise price of $1.875 per share (See Note 9). The Company’s valuation model took into consideration the rights and responsibilities associated with each class of equity, and used options pricing to assign relative values to each class over a range of possible future values for the Company (option pricing assumptions: volatility 50%, risk free rate 1.50% and a three year expected term). Using those assumptions a value of approximately $301,598 at March 31, 2012 was assigned to the 159,999 warrants issued in connection with the Credit and Security Agreement with Merrill Lynch and Silicon Valley Bank (“Credit & Security Agreement”) (See Note 8).

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

The warrant liability was measured at fair value on a recurring basis and was valued with Level 3 measurements at $301,598 at March 31, 2012 and December 31, 2011. Level 3 measurements are measurements using significant unobservable inputs which require a company to develop its own assumptions.

The changes in Level 3 liabilities measured at fair value on a recurring basis are summarized as follows:

Balance, December 31, 2011	$301,598
Change in fair value	—

Balance, March 31, 2012	$301,598

4.	Acquisition

On March 7, 2008, the Company acquired certain tangible and intangible assets and assumed liabilities from PDL for $85,000,000 and incurred transaction costs of $3,025,875. Pursuant to the PDL Asset Purchase Agreement, the seller agreed to deposit $6,000,000 in escrow with the purpose of providing a source of payment for any covered pre-closing reimbursements such as chargebacks and returns. The Company was able to claim $4,987,425 against the escrow, and the remaining balance of $1,012,575 was returned to PDL in April 2009.

As part of the original PDL Asset Purchase Agreement, the Company also incurred certain contingent liabilities totaling $85,000,000, payable to PDL upon the achievement of specific milestone.

In accordance with SFAS 141, the purchase price of $85,000,000 and acquisition costs of $3,025,875 were allocated to assets acquired and liabilities assumed based on fair values at the date of acquisition. At the date of the PDL Acquisition, the fair value of assets acquired and liabilities assumed exceeded the total purchase price, resulting in negative goodwill of $62,609,677.

The fair value of assets acquired and liabilities assumed is summarized as follows:

Inventory	$87,231,260
Escrow receivable	6,000,000
PDL receivable	2,500,000
Cardene IV product rights	42,400,000
Retavase product rights	1,200,000
In-process research & development	26,300,000
Deferred credit (negative goodwill)	(62,609,677)
Assumed liabilities	(8,995,708)
Accrued expenses	(6,000,000)

Net assets acquired	$88,025,875

The purchased in-process research and development of $26,300,000 was expensed in 2008 as it was determined to have no alternative future use.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

Deferred Credit (Negative Goodwill)

Since the date of the acquisition, the initial deferred credit balance has been reduced for various milestone payments, amendments and contingent purchase price payments as shown in the table below.

Deferred credit recorded in connection with March 2008 acquisition	$62,609,677
Milestone paid to Facet Biotech for FDA approval of Cardene RTU product	(25,000,000)
2008 sales based contingent consideration to Facet Biotech	(1,076,449)

Balance at December 31, 2008	36,533,228
Payment made in connection with 2009 amendment	(2,000,000)
2009 sales based contingent consideration to Facet Biotech	(8,985,763)
Other adjustments	102,568

Balance at December 31, 2009	25,650,033
2010 sales based contingent consideration to Abbott Labs	(7,416,255)

Balance at December 31, 2010	18,233,778
2011 sales based contingent consideration to Abbott Labs	(6,746,672)

Balance at December 31, 2011	11,487,106
2012 sales based contingent consideration to Abbott Labs	(1,656,558)

Balance at March 31, 2012	$9,830,548

On August 11, 2008, the Company paid PDL the first milestone of $25,000,000 upon the achievement of FDA approval and recorded this milestone payment as additional purchase price which was accounted for as a reduction of the deferred credit.

On October 19, 2009, the Company amended the PDL Asset Purchase Agreement with Facet Biotech (formerly PDL) to eliminate the two future sales-based milestone payments totaling $60,000,000, in exchange for revised terms related to subsequent contingent purchase price payments (see below) and a one-time payment of $2,000,000 upon signing. This amendment was executed to settle future contractual contingent payments based on existing obligations and assessed probability of payment; therefore, the Company recorded the one-time payment as purchase price, which reduced the deferred credit on the balance sheet.

The Company’s obligation to make contingent payments to Abbott Laboratories (successor in interest to PDL, via a 2010 acquisition of Facet Biotech, the biotechnology segment spun off from PDL) is based on a percentage of Cardene I.V. RTU product sales, as defined. These payments are used to offset the deferred credit on the balance sheet. The Company is obligated to pay such contingent purchase price payments until 2017.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

5.	Inventories

	March 31, 2012	December 31, 2011
Commercial:
Raw material	$127,027	$169,753
Work in process	—	—
Finished goods	6,877,949	6,542,657

Total Commercial	7,004,976	6,712,410

Pre-launch:
Raw material	2,653,642	2,391,504
Work in process	3,964,786	1,239,111
Finished goods	—	—

Total Pre-approval	6,618,428	3,630,615

	$13,623,404	$10,343,025

Pre-launch inventory at March 31, 2012 and December 31, 2011 consist of raw materials and work in process materials of Retavase that have been capitalized based on management’s judgment of the probable approval by the FDA, future use and net realizable value of these inventories.

The Company is in the process of transferring manufacturing technology for its Retavase product which was originally approved by the FDA in 1996. EKR acquired the U.S. and Canadian rights to Retavase from PDL in 2008. The Company intends to submit a Supplemental Biologics License Application (“sBLA”) to the FDA to qualify a new supplier of Reteplase, the active pharmaceutical ingredient (“API”) in Retavase, as well as to supplement the existing approved FDA filing in connection with certain intermediary manufacturing processes. Based on on-going communications with FDA, the FDA has agreed to accept the sBLA filing on a rolling basis as comparability and stability data becomes available on the various processes. The API portion of the sBLA submission occurred in May, 2012 and the final submission, including comparability and stability test results for the work in process and finished dose form materials, occurred in the third quarter of 2012. Final FDA approval is expected in 2013.

6.	Intangible Assets

Product Name	Gross Carrying Amt	Life-to-date Impairment	Accumulated Amortization	Net Carrying Amt
March 31, 2012
Cardene I.V.	$42,400,000	$—	$42,400,000	$—
Depodur	13,000,000	8,413,953	4,586,046	—
Gelclair	2,500,000	1,176,365	1,323,635	—
Retavase	1,200,000	—	1,200,000	—

	$59,100,000	$9,590,318	$49,509,681	$—

December 31, 2011
Cardene I.V.	$42,400,000	$—	$42,318,316	$81,684
Depodur	13,000,000	8,413,953	4,586,046	—
Gelclair	2,500,000	1,176,365	1,323,635	—
Retavase	1,200,000	—	1,200,000	—

	$59,100,000	$9,590,318	$49,427,997	$81,684

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

Amortization expense for the three months ended March 31, 2012 and 2011 amounted to $81,684 and $243,894, respectively.

The amortization related to Cardene I.V. is recorded on an accelerated method based on expected future cash flows which is reflective of the Company’s expected use of this asset and correlates with the expiration of the underlying patents.

In late 2011, the Company informed Pacira of its intent to terminate the Amended Pacira License Agreement and Pacira Supply Agreement (See Note 12). This triggered the Company to assess the impairment of the remaining intangible asset of DepoDur and based on this assessment, the Company recorded an impairment charge of $249,905 related to the intangible asset, bringing the net value to zero.

In accordance with FASB ASC 820, the Company calculated the above impairment charges by assessing the fair value of the underlying intangible assets using a present value measuring technique which considered Level 3 inputs such as management predicted cash flows over the remaining future periods and a discount rate of 14%.

7.	Accrued Expenses

Accrued expenses consisted of the following at March 31, 2012 and December 31, 2011:

	March 31,	December 31,
	2012	2011
Compensation	$1,653,832	$2,594,691
Professional fees	959,445	724,630
Royalties	1,804,589	2,196,717
Wholesaler fees, returns, rebates, chargebacks	11,620,662	13,113,631
Other	7,141,011	5,196,352

Total Accrued Expenses	$23,179,539	$23,826,021

8.	Loan and Security Agreements

Merrill Lynch and Silicon Valley Bank

On October 19, 2007, the Company entered into the Credit & Security Agreement with Merrill Lynch and Silicon Valley Bank. The loan was paid off in March 2008 with a portion of the proceeds received from the Senior Secured Term Loan with GE Capital (described below).

In connection with the Credit & Security Agreement, the Company issued warrants to Merrill Lynch and Silicon Valley to purchase an aggregate of 159,999 shares of Series C Preferred Stock at an exercise price of $1.875. The warrants have an expiration date of October 19, 2017. The warrant holders may also elect to convert the warrants to a number of shares of Series C Preferred Stock determined by dividing (a) the aggregate fair market value of the shares of the warrants minus the aggregate Warrant Price of such shares by (b) the fair market value of one share of Series C Preferred Stock.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

The warrants were classified as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity. In accordance with this statement, warrants to acquire redeemable preferred stock must be reported as liabilities and marked to market from the warrant issuance date until the exercise date. Upon exercise of the warrant, the warrant liability will be adjusted to its intrinsic value.

The Company used a valuation performed by a third party to value its warrants (see Note 3) and determined the fair value of the 159,999 warrants issued in connection with the Agreement to be approximately $301,598 at March 31, 2012.

Letter of Credit

The Company has a $100,000 letter of credit arrangement to secure future payments due in connection with the Company’s co-promotion obligation to a third party pharmaceutical product admixture company. The letter of credit expires in April 2013, and the Company anticipates renewing the letter of credit on an annual basis as needed.

9.	Convertible Preferred Stock

The articles of incorporation of EKR, as amended on August 10, 2007, authorized up to 750,000 shares of Series A preferred stock (“Series A”), 5,849,246 shares of Series B redeemable preferred stock (“Series B”), and 7,368,667 shares of Series C redeemable preferred stock (“Series C”).

On March 7, 2008, the articles of incorporation were amended simultaneously with the conversion of the Series A, B and C preferred stock of EKR into Series A, B and C preferred stock of Holdings and the issuance of 26,472,500 Series D shares for $52,945,000, at a price of $2.00 per share. As of December 31, 2011, Series A, Series B, Series C and Series D shares outstanding amounted to 586,606, 4,574,931, 5,513,043 and 20,705,212 shares, respectively.

As of March 31, 2012, the Company had a total of 62,000,000 shares of common stock, $.001 par value per share authorized, and 40,440,413 shares of preferred stock authorized.

As of March 31, 2012, the remaining outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock had the following characteristics:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends

No dividends shall be declared or paid on shares of Series A Convertible Preferred Stock except in the case where a dividend is declared or paid on common stock.

The Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to cumulative, non-compounding dividends, which accrue at the per share annual rate of eight percent (8%) of the amount originally invested then outstanding. Such dividends are payable in cash, or converted into shares of EKR Holding Common Stock, upon conversion of the Series B, C and D Preferred Stock or any distribution which is calculated on an as-if converted basis. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock also share pari passu on an as converted basis in any dividends declared on the Common Stock.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

Liquidation Preference

In the event of any liquidation or winding up of the Company, the holders of each class of Preferred Stock shall be entitled to be paid out of the funds available for distribution, in preference to the Common Stock, an amount equal to the amount initially invested plus, in the case of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, accrued and unpaid dividends (the “Liquidation Preference”). If the Liquidation Preferences cannot be paid in full, the holders of Preferred Stock will share in the distribution on a pro rata basis. If the Liquidation Preferences are paid in full, the remaining assets will be paid out on a pro rata basis to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock on an as-converted basis. A consolidation or merger (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and sale, lease, transfer or disposition of all or substantially all of the assets of the Company will be treated as a liquidation event (a “Liquidation Event”), thereby triggering payment of the liquidation preferences described above unless holders of at least 60% of the Series D Preferred Stock elect otherwise.

The Liquidation Preferences as of March 31, 2012 and December 31, 2011 are as follows:

	March 31,	December 31,
	2012	2011
Series A	$586,606	$586,606
Series B	$7,666,488	$7,551,906
Series C	$12,980,762	$12,774,023
Series D	$50,095,646	$49,267,437

Conversion

Each share of preferred stock, at the option of the holder, is convertible into one share of Common Stock. The conversion rate is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, etc.

The Series A Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least two thirds of the Series A Preferred Stock.

The Series B Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least 75% of the Series B Preferred Stock.

The Series C Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least 75% of the Series C Preferred Stock.

The Series D Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, upon (i) the consummation of a Qualified Public Offering or (ii) the affirmative vote of the holders of at least 60% of the Series D Preferred Stock.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

The per share conversion rates of the various series of Preferred Stock differ:

The per share conversion rate of the Series A Preferred Stock equals $1.00 divided by the Series A Conversion Price, which initially will be $1.00 but is subject to anti-dilution adjustment.

The per share conversion rate of the Series B Preferred Stock is equal to the sum of (a) $1.2523 divided by the Series B Conversion Price, which initially will be $1.2523, subject to anti-dilution adjustment, plus (b) the quotient by dividing an amount equal to all accrued and unpaid dividends per share of Series B Preferred Stock divided by an amount equal to the then current fair market value of one share of Holdings Common Stock immediately prior to the conversion.

The per share conversion rate of the Series C Preferred Stock is equal to the sum of (a) $1.875 divided by the Series C Conversion Price, which initially will be $1.875, subject to anti-dilution adjustment, plus (b) the quotient obtained by dividing and amount equal to all accrued and unpaid dividends per share of Series C Preferred Stock divided by the then current fair market value of one share of Holdings Common Stock immediately prior to the conversion.

The per share conversion rate of the Series D Preferred Stock is equal to the sum of (a) $2.00 divided by the Series D Conversion Price, which initially will be $2.00, subject to anti-dilution adjustment, plus (b) an amount equal to all accrued and unpaid dividends per share of Series D Preferred Stock divided by the then current fair market value of one share of Common Stock immediately prior to the conversion.

The conversion prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will be subject to weighted average adjustment for capital reorganizations, reclassifications or other changes and issuances below the conversion prices then in effect to persons other than officers, employees or consultants.

As of March 31, 2012, 43,500,106 shares of the Company’s common stock have been reserved for conversion.

Redemption

Shares of Series A Convertible Preferred Stock are redeemable upon a liquidation event as described above.

Upon the consent of the holders of at least 60% of the Series D Preferred Stock (the “Series D Redemption Consent”), the Series D Preferred Stock will be redeemable at the holders’ option at the original purchase price for such shares (plus accrued or accumulated and unpaid dividends thereon) after the fifth anniversary of the issuance of the Holdings Series D Preferred Stock.

If the Series D Redemption Consent is given, then upon the consent of the holders of at least 75% of the Series C Preferred Stock, the Series C Preferred Stock will be redeemable at the holders’ option, at a per share price equal to the sum of $1.875, plus accrued or accumulated and unpaid dividends thereon, after the fifth anniversary of the issuance of the Series D Preferred Stock or upon the material breach of certain provisions of the Company’s Certificate of Incorporation. If the Series D and Series C redemption consent are given, then upon the consent of the holders of at least 75% of the Series B Preferred Stock, the Series B Preferred Stock will be redeemable at the holders’ option, at a per share price equal to the sum of $1.2523, plus accrued or accumulated and unpaid dividends thereon, after the fifth anniversary of the issuance of the Series D Preferred Stock.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

The holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock will share in the proceeds available for redemption either (i) in the order of preferences (first to the Series D Preferred Stock, then to the Series C Preferred Stock and then to the Series B Preferred Stock) or (ii) pari passu, depending on the timing and triggering event of such redemption.

10.	Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

On June 15, 2010 the articles of incorporation of Holdings were amended to increase the authorized shares of common stock to 62,000,000. The Company has 11,757,614 and 11,754,489 shares of common stock outstanding as of March 31, 2012 and December 31, 2011, respectively.

Restricted Stock

Restricted stock awards were made under the 2005 Stock Incentive Plan and generally vest 100% three years from the grant date. During 2005, 785,713 shares of common stock were issued to the founders of EKR. In June 2006, the Company and the founders entered into Stock Restriction Agreements which granted EKR a lapsing repurchase right which gave EKR the option to repurchase any of the unvested shares. In August 2007, the Company amended the terms of the outstanding Stock Restriction Agreements to extend the vesting schedule by 27 months.

During the year ended December 31, 2008, 1,600,000 restricted stock awards were issued under the EKR Holdings, Inc. 2008 Equity Compensation Plan (“2008 Plan”). The restricted shares vest (i.e. have a lapsing forfeiture provision) as follows: a) 25% of the common stock vests over on the one year anniversary of grant date, b) the remaining shares vest in equal monthly installments over the following thirty-six months. Pursuant to the 2008 Plan, in the event of a Change of Control (i.e., merger or consolidation), if the restricted stock is not assumed or an equivalent right is not substituted, then the unvested restricted shares shall vest. The vesting accelerates upon an approved sale or Liquidation Event.

The following table summarizes the Company’s restricted stock activity:

		Weighted
	Number of	Average Grant
	Shares	Date Fair Value
Nonvested—December 31, 2011	7,291	$0.44

Granted at fair value	—	$—
Vested	(3,124)	$0.44
Forfeited	—	$—

Nonvested—March 31, 2012	4,167	$0.44

Vested—March 31, 2012	1,150,509	$0.43

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

During the three months ended March 31, 2012 and 2011, the Company recorded compensation expense related to these awards of $1,375 and $5,805 respectively. There was $1,375 of unrecognized compensation costs, net of estimated forfeitures, related to these restricted stock awards as of March 31, 2012. These costs are expected to be recognized over a weighted average period of 3 months. At March 31, 2012, 4,167 shares had not vested.

11.	Equity Compensation—Stock Option Plan

From time to time, the Company issues stock options under the 2008 Plan. In accordance with the 2008 Plan, the Company may issue stock options to employees, officers, consultants and Board Members of the Company. Options granted under the Plan may be either incentive stock options or nonstatutory stock options as determined by the Company’s board of directors. Generally, options granted under the 2008 Plan vest for four years from the date of grant and expire ten years from the date of grant. Stock purchase rights may be granted under the 2008 Plan. As of March 31, 2012, the 2008 Plan reserved 9,299,214 shares of the Company’s common stock for issuance to employees, officers, consultants and board members of the Company.

The following table summarizes the activity of the Company’s 2008 Plan:

	Number of Shares	Weighted Average Exercise Price
Outstanding—December 31, 2011	5,954,465	$2.34
Granted at fair value	63,500	1.50
Exercised	—	—
Forfeited	(155,084)	1.50

Outstanding—March 31, 2012	5,862,881	$2.36

The Company uses the Black-Scholes option pricing model to calculate the fair value of options. The key assumptions for this valuation method include the expected term of the option, fair value of the underlying stock, volatility, risk-free interest rate, dividend yield and forfeiture rate. Many of these assumptions are judgmental and highly sensitive in the determination of compensation expense. ASC 718 requires forfeitures to be estimated at the grant date. The Company’s estimated forfeiture rate was determined based on Company history, the review of industry averages, and comparable public companies. The Company’s estimated volatility was determined based on the review of industry averages and comparable public companies.

The assumptions used in the Black-Scholes option-pricing model are:

Three Months Ended March 31, 2012
Expected life of option	4.5 years
Expected stock price volatility	50%
Estimated dividend yield	0.0%
Risk-free interest rate	0.82% -1.15%
Weighted-average grant date fair value per share of options granted	$0.35

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

The Company recorded compensation expense of $80,399 and $63,796 related to stock options for the three months ended March 31, 2012 and 2011, respectively.

12.	Commitments and Contingencies

(a)	Leases

The Company leases its office space and certain office equipment under non-cancelable operating leases. The term of the Company’s lease for office space in Bedminster, NJ commenced on May 15, 2008 and was scheduled to extend until December 2015. The lease was subsequently terminated in August 2012, effective September 30, 2012, following the Merger.

The Company also leased office space in Cedar Knolls, of which a portion had been subleased. The Cedar Knolls lease terminated September 30, 2011. As of March 31, 2012, there is no outstanding liability on the consolidated balance sheet related to this lease.

Total rent expense for the Bedminster and Cedar Knolls offices was $115,326 and $138,819 for the 3 months ended March 31, 2012 and 2011, respectively.

(b)	License Agreements

Pacira Pharmaceuticals, Inc. (DepoDur)

On August 10, 2007 the Company entered into a license agreement with Pacira Pharmaceuticals, Inc. which granted the Company an exclusive license to market and distribute DepoDur, a patented prescription epidurally administered extended release morphine sulfate which is used for post-operative pain following major abdominal surgeries. (“Pacira License Agreement”) The Pacira License Agreement granted the Company the right to market DepoDur in the Americas (North, Central and South) for a minimum of 15 years. Under the Pacira License Agreement, the Company agreed to pay Pacira up to $20 million, including deferred and contingent payments, of which the contingent payment was based on sales milestones. The Company also agreed to pay royalties based upon changes in sale price of DepoDur as established by the Company.

At the same time, the Company entered into an agreement with Pacira to manufacture and supply DepoDur to the Company (“Pacira Supply Agreement”), the term of which ran concurrently with the Pacira License Agreement. Under the terms of the Manufacturing and Supply Agreement, Pacira was obligated to manufacture DepoDur for the Company until December 31, 2013.

On October 15, 2009, the Company amended both the Pacira Supply Agreement and the Pacira License Agreement (“Amended Pacira License Agreement”) to modify some of the financial terms and transfer certain marketing authorizations and the title to manufacturing equipment from Pacira to the Company. The Amended Pacira License Agreement reduced and eliminated some of the milestone payments, reducing the overall consideration paid to Pacira to $13,000,000, and added a $2,000,000 prepayment of future royalties (“Advanced Royalty Payment”). As of December 31, 2009, all milestones had been paid under this agreement.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

In accordance with the Amended Pacira License Agreement, the Company also acquired the related manufacturing equipment for $1.0 million including an upfront cash payment of $100,000 and a Promissory note of $900,000 for the balance. This equipment was maintained and operated at Pacira’s site and was leased back to Pacira to be used solely for the production of DepoDur for the Company.

In December 2011, the Company exercised its rights under the Amended Pacira License Agreement to terminate the lease on the manufacturing equipment and sell such equipment back to Pacira. In accordance with the term of the Amended Pacira License Agreement, Pacira paid the Company $100,000 and the $900,000 promissory note and related interest was satisfied by offsetting the unused portion of the Advanced Royalty Payment.

In late December, the Company notified Pacira of its intent to terminate the Amended Pacira License Agreement and on January 3, 2012, the Company notified Pacira in writing that it had elected to terminate this agreement, which also results in the termination of the 2009 Supply Agreement. The effective date of termination was June 5, 2012.

Pharmascience Inc. (Cardene)

On January 17, 2011, the Company entered into an exclusive license, supply and distribution agreement with Pharmascience Inc. pursuant to which the Company grants Pharmascience the exclusive royalty bearing license to register, import, market, sell and distribute Cardene RTU (nicardipine hydrochloride premixed injection sold in ready to use bags in two Product formats (1X and 2X)) in Canada for five years after the first commercial sale of the Product (“PS License Agreement”). Under the PS License Agreement, Pharmascience purchases finished goods from EKR and is obligated to pay a Product Royalty based on product sales.

Either party may terminate the PS License Agreement if Canadian regulatory approval in not obtained by September 16, 2012.

(c)	Supply Agreements

The Company has entered into various inventory supply agreements with its suppliers. These agreements require the Company to provide a forecasted purchase requirement at the beginning of each contract year. At times, the Company is obligated to purchase obligations subject to contract minimum requirements. Financial commitments related to these agreements totaled approximately $70.1 million as of March 31, 2012, which includes any minimum amounts payable and penalties for failure to satisfy purchase commitments that the Company has determined to be probable and that are reasonable estimable. This includes $44.0 million related to contracts that will be triggered only upon securing approval for the re-launch of Retavase, which will include the inspection by the FDA of a new active ingredient manufacturing site and related drug substance and drug product stability data.

Since many of these commitment amounts are dependent on variable components of the agreements, actual payments and the timing of those payments may differ from management’s estimates.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

(d)	Legal Proceedings

From time to time, the Company is party to legal proceedings in the course of its business in addition to the matter described below. The Company does not, however, expect such other legal proceedings to have a material adverse effect on the Company’s business, financial condition or results of operations.

On April 29, 2011, Howard Weisman (“Weisman”) filed suit in the Superior Court of New Jersey, Chancery Division, General Equity Part, Essex County. Weisman is the former CEO of, and a shareholder in, the Company. Weisman’s employment was terminated effective March 1, 2010. The suit names as defendants the Company as well as five of the Company’s board members, certain officers of the Company, and four shareholders in the Company. In the original complaint, Weisman asserted three substantive claims: (1) a claim under the New Jersey Minority Shareholder Oppression Act seeking to force the Company to buy out his stock, (2) a claim that the officer, director and shareholder defendants breached a fiduciary duty they allegedly owe to Weisman as an individual, and (3) a purported derivative claim on behalf of all stockholders for breach of fiduciary duty owed to the Company. The Company filed a motion to dismiss the Complaint, and on September 14, 2011, the Court dismissed all of Weisman’s claims except for his claim for breach of fiduciary duty allegedly owed to Weisman individually. The alleged factual basis for Weisman’s remaining breach of fiduciary duty claim is that he had a reasonable expectation that he would remain employed by the Company as President and CEO until the sale or merger of the Company and that the termination of his employment in March, 2010 violated that allegedly reasonable expectation.

On February 10, 2012, the court granted Weisman’s motion for a Second Amended Complaint. In the Second Amended Complaint, Weisman continues to assert the breach of fiduciary duty claim and an additional claim against the Company to recover severance benefits under an employment agreement. The Company and the other defendants continue to deny any liability to Weisman. On March 7, 2012 the Company filed a motion to strike certain damage claims in the Second Amended Complaint the Court heard oral arguments on this motion on April 20, 2012. The parties are awaiting the judge’s ruling on this motion. In addition, the parties are continuing with discovery in this matter and the Court has an August 6, 2012 trial date.

The Company believes that Weisman’s claims are without merit and intends to continue to vigorously defend against such claims. The Company has preserved rights to file a motion asserting that the claims of Weisman had no reasonable basis in law or fact and was not brought in good faith, and under that motion would seek to recover attorney’s fees. Notwithstanding the Company’s view about the merits of Weisman’s claims, as of March 31, 2012, the Company has accrued $700,000 in connection with this matter as an estimate of potential loss exclusive of amounts accrued for related legal costs.

13.	Income Taxes

The Company computes an estimated annual effective tax rate for interim financial reporting purposes. The estimated annual effective tax rate is used to compute the tax expense or benefit related to ordinary income or loss. Tax expense or benefit related to all other items is individually computed and recognized when the items occur. The Company’s effective tax rate was 39.7% and 112.7% for the three months ended March 31, 2012 and 2011, respectively. The change in the effective tax rate was due primarily to the tax impact of the Section 199 Domestic Production Activities Deduction that was utilized in 2011, but disallowed in 2012.

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

The Company and its subsidiary file income tax returns in the U.S. federal jurisdiction, and various other state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2008. In August, 2011 the Company received a notice from the Internal Revenue Service (“IRS”) that effectively closed the IRS review of the Company’s 2008 tax year. In 2009 the Company had restated its prior period financial statements which resulted in an additional tax liability of approximately $400,000 which was reported to the IRS as an affirmative issue in connection with the 2008 audit. This liability was then paid to the IRS in 2011.

In July 2011, the Company received a notice from the IRS indicating a proposed adjustment of approximately $3.1 million related to the Company’s Domestic Production Deduction taken on the Company’s 2009 Federal tax return. Such an adjustment, if sustained, would lead to a potential tax liability of approximately $1.1 million. The Company disagrees with this proposed adjustment and is in the process of appealing the IRS’s initial determination, and accordingly has not accrued any potential liability. The Company believes that a favorable outcome in the appeals process is more likely than not.

14.	Subsequent Events

These financial statements considered subsequent events through September 7, 2012, the date the financial statements were available to be issued.

On May 14, 2012 Cornerstone and Stone Acquisition Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger, as amended on June 26, 2012 (as amended, the “Merger Agreement”) with Holdings and EKR providing for the merger of Merger Sub with and into Holdings, with Holdings surviving as a wholly owned subsidiary of Cornerstone (the “Merger”).

On June 26, 2012, the Merger was completed. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of Common Stock and Preferred Stock of Holdings was converted into the right to receive consideration in part payable at closing and in part thereafter upon the achievement of certain product milestones. Each outstanding stock option issued under the 2008 Equity Compensation Plan of Holdings was cancelled and converted into the right (a “Participation Right”) to receive consideration payable or that may become payable to Participation Right holders under the Merger Agreement.

Pursuant to the Merger Agreement, Cornerstone paid Merger consideration at closing of approximately $126.4 million (the “Closing Merger Consideration”). The Closing Merger Consideration included a closing cash purchase price of $125 million and approximately $1.4 million for estimated incremental closing Adjusted Net Working Capital (as defined in the Merger Agreement). The Closing Merger Consideration is subject to further adjustment once Adjusted Net Working Capital and other amounts are finalized post-closing. In addition, Cornerstone may be required to make additional contingent payments of up to $25 million upon the achievement of certain milestones related to regulatory approval of a new active ingredient supplier for the Retavase product and net sales of Retavase during approximately the first three years following commercial relaunch of Retavase.

In connection with the closing, approximately $14 million of the Closing Merger Consideration otherwise payable to EKR equity holders was deposited in a third-party escrow account to secure certain indemnification and related obligations of those equity holders. In addition, approximately $9.5 million of the Closing Merger Consideration was deposited in a Stockholder Representative Expense Fund to cover special indemnity and related matters and funding of continued health

EKR Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2012 and December 31, 2011 and for the three months ended

March 31, 2012 and 2011

insurance coverage for terminated EKR employees, each as specified in the Merger Agreement, and expenses that may be incurred by the stockholder representative in performing its duties under the Merger Agreement.

In addition, pursuant to the Merger Agreement, Cornerstone is required to remit certain refunds related to pre-closing taxes, prepaid insurance premiums and FDA fees to the stockholder representative for distribution to the Company’s former equity holders.